Exhibit “23.1”

ELITE PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2013, which report expresses an unqualified opinion and includes an explanatory paragraph referring to uncertainty about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Elite Pharmaceuticals, Inc. and Subsidiaries contained in Amendment No. 1 to Form S-3 on Form S-1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Post-Effective Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/ Demetrius Berkower LLC

Wayne, New Jersey

April 28, 2014